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                                                                     EXHIBIT 5.1


January 26, 2000


BioShield Technologies, Inc.
Suite B-109
4405 International Boulevard
Norcross, Georgia 30083

Gentlemen:


     At your request, we have examined the Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), by BioShield Technologies, Inc., a Georgia corporation (the "Company"), with the Securities and Exchange Commission on January 26, 2000 (the "Registration Statement"), relating to the registration under the Securities Act of 1,375,000 shares of common stock, no par value.


     As counsel to the Company, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In our examination of such materials, we have assumed the genuineness of all signatures and the authenticity of all agreements, documents, signatures, and instruments submitted to us as originals and the conformity with the originals of all agreements, instruments, documents, and certificates submitted to us as copies.

     We are of the opinion that the securities to be offered and sold pursuant to the Registration Statement have been duly authorized and, when issued and sold by the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendment thereto.



Very truly yours,

/s/ SIMS MOSS KLINE & DAVIS LLP